Exhibit 10.1

AMENDMENT NO. 1 TO VOTING AGREEMENT

This Amendment No. 1 to Voting Agreement (the “Amendment”) is made and entered into as of January 16, 2018 by and between MoviePass Inc., a Delaware corporation (the “Company”), and Helios and Matheson Analytics Inc., a Delaware corporation (“Helios”).

WHEREAS, the Company, Helios and certain stockholders of the Company (the “Key Holders”) entered into that certain Voting Agreement dated as of December 11, 2017 (the “Voting Agreement”), pursuant to that certain Securities Purchase Agreement, dated August 15, 2017, as amended on October 6, 2017 and December 11, 2017, between the Company and Helios; and

WHEREAS, pursuant to the Voting Agreement, two directors of the Company shall be designated by the Chief Executive Officer of Helios and three directors of the Company shall be designated by the Chief Executive Officer of the Company, out of a total of five director seats on the board of directors of the Company;

WHEREAS, as of the date of this Amendment, the Chief Executive Officers of Helios and the Company have each designated two directors of the Company and there has remained one vacancy on the board of directors of the Company since December 11, 2017;

WHEREAS, the Company and Helios now desire to amend the Voting Agreement as provided for herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Amendment as if fully set forth below the parties hereby agree to amend the Voting Agreement as follows:

1.                  Unless otherwise expressly defined herein, all capitalized terms used in this Amendment shall have the same meaning as they are defined in the Voting Agreement.

2.                  Section 1.2(a) of the Voting Agreement is hereby amended and restated in its entirety as follows:

“Two (2) persons shall be designated by the Chief Executive Officer of the Company (the “Company Designees”), which individuals shall initially be Mitch Lowe and Chris Kelly. The parties agree that at least one of the Company Designees shall qualify as an “Independent Director,” within the meaning of the director independence rules of the NASDAQ Stock Market LLC (“NASDAQ”) or the New York Stock Exchange (“NYSE”), as applicable, by the then current Board, acting in good faith. If, at any time during the term of this Agreement, the Board determines that neither of the Company Designees is an Independent Director, then the Chief Executive Officer of the Company shall promptly cause at least one of the Company Designees who is not an Independent Director to be removed and replaced in accordance with Subsection 1.4 to comply with this Subsection 1.2(a).”

3.                  Section 1.2(b) of the Voting Agreement is hereby amended and restated in its entirety as follows:

“Three (3) persons shall be designated by the Chief Executive Officer of Helios (the “Helios Designees” and together with the Company Designees, the “Designees”), two (2) of which individuals shall initially be Theodore Farnsworth and Carl Schramm and the third of which will be designated by the Chief Executive Officer of Helios by January 31, 2018. The parties agree that at least two (2) of the Helios Designees shall qualify as Independent Directors, as determined by the then current Board, acting in good faith. If, at any time during the term of this Agreement, the Board determines that at least two (2) of the Helios Designees are not Independent Directors, then the Chief Executive Officer of Helios shall promptly cause one or more of the Helios Designees to be removed and replaced in accordance with Subsection 1.4 to comply with this Subsection 1.2(b).”

4.                  This Amendment shall be deemed effective for all purposes retroactively to December 11, 2017, which is the date Helios, the Company and certain stockholders of the Company entered into the Voting Agreement.

5.                  Except as specifically amended hereby, the Voting Agreement shall remain in full force and effect and all other terms of the Voting Agreement remain unchanged. To the extent any provision of the Voting Agreement is inconsistent with this Amendment, this Amendment shall control.

6.                  This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.                  The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

8.                  This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature delivered by fax or e-mail/.pdf transmission shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature, and delivery by such means shall be due delivery hereof.

9.                  The headings of this Amendment, if any, are for convenience of reference and shall not form part of, or affect the interpretation of, this letter agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MOVIEPASS, INC

By:	/s/ Mitch Lowe
Name: Mitch Lowe Title: Chief Executive Officer

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Voting Agreement]